UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934
Date of Report (Date of earliest event reported): November 12, 2007
Global Telecom & Technology, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51211	20-2096338

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
8484 Westpark Drive
Suite 720
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 442-5500
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry Into a Material Definitive Agreement
      On November 12, 2007, Global Telecom & Technology, Inc. (the “Company”) entered into agreements (the “Agreements”) with the holders of approximately $5.9 million of promissory notes due on April 30, 2008 (the “April 2008 Notes”), pursuant to which the holders shall convert not less than 30% of the amounts due under the April 2008 Notes as of November 13, 2007 (including principal and accrued interest) into shares of the Company’s common stock, and obtain 10% convertible unsecured subordinated promissory notes due on December 31, 2010 (the “December 2010 Notes”) for the remaining indebtedness then due under the April 2008 Notes. Pursuant to the conversion, a total of 2,570,143 shares of the Company’s common stock were issued for $3,528,987 of principal and accrued interest due under the April 2008 Notes as of November 13, 2007. All principal and accrued interest under the December 2010 Notes is payable on December 31, 2010.
      On November 12, 2007, the Company entered into amendments (the “Amendments”) with the holders of $4.0 million of promissory notes due on December 29, 2008 (the “December 2008 Notes”), pursuant to which the holders agreed to amend the December 2008 Notes to extend the maturity date to December 31, 2010, subject to increasing the interest rate to 10% per annum, beginning January 1, 2009. Under the terms of the December 2008 Notes, as amended, 50% of all interest accrued during 2008 and 2009 is payable on each of December 31, 2008 and 2009, respectively, and all principal and remaining accrued interest is payable on December 31, 2010.
      The holders of the December 2010 Notes can convert the principal due under the December 2010 Notes into shares of the Company’s common stock, at any time, at a price per share equal to $1.70. The Company has the right to require the holders of the December 2010 Notes to convert the principal amount due under the December 2010 Notes at any time after the closing price of the Company’s common stock shall be equal to or greater than $2.64 for 15 consecutive business days. The conversion provisions of the December 2010 Notes include protection against dilutive issuances of the Company’s common stock, subject to certain exceptions. The December 2010 Notes and the December 2008 Notes, as amended, are subordinate to any future credit facility entered into by the Company, up to an amount of $4.0 million. The Company has agreed to register with the Securities and Exchange Commission the shares of Company’s common stock issued to the holders of the December 2010 Notes upon their conversion, subject to certain limitations.
      The foregoing descriptions of the Agreements, the Amendments and the December 2010 Notes are qualified in their entirety by reference to the full text of the Agreements, the Amendments and the December 2010 Notes, a copy of such forms are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively.
Item 3.02.     Unregistered Sales of Equity Securities
      On November 13, 2007, the Company issued 2,570,143 shares of the Company’s common stock to the holders of the April 2008 Notes in accordance with the Agreements. The Company is relying upon Rule 506 of Regulation D under the Securities Act of 1933, as amended, in connection with the issuance of these shares. The shares were issued for $3,528,987 of principal and accrued interest due under the April 2008 Notes as of November 13, 2007 and valued at a premium of their average closing price for the 10-trading days ended November 12, 2007 which was $1.37 per share.
      On November 13, 2007, the Company sold an additional $1.9 million of December 2010 Notes to certain accredited investors. The Company is relying upon Rule 506 of Regulation D under the Securities Act of 1933, as amended, in connection with the issuance of these December 2010 Notes. No commission or other compensation is being paid. See Item 1.01 for a description of the conversion terms of the December 2010 Notes.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

Exhibit
Number	Description

10.1	Form Exchange Agreement related to 12% promissory notes due on April 30, 2008.

10.2	Form Amendment related to 6% promissory notes due on December 29, 2008.

10.3	Form 10% convertible subordinated promissory notes due on December 31, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 14, 2007

GLOBAL TELECOM & TECHNOLOGY, INC.
By:	/s/ Kevin Welch
Kevin Welch
Chief Financial Officer & Treasurer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Form Exchange Agreement related to 12% promissory notes due on April 30, 2008.

10.2	Form Amendment related to 6% promissory notes due on December 29, 2008.

10.3	Form 10% convertible subordinated promissory notes due on December 31, 2010.